Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED LICENSE AGREEMENT

THIS AMENDED AND RESTATED LICENSE AGREEMENT (“Agreement”) is made effective as of the 6th day of October, 2022 (the “A&R Effective Date”), by and between Pyxis Oncology, Inc., a corporation organized and existing under the laws of Delaware with offices at 150 Cambridgepark Drive, 8th Floor, Suite 2, Cambridge, MA 02140 (“Pyxis”) and Pfizer Inc., a corporation organized and existing under the laws of Delaware with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”). Pyxis and Pfizer may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, Pyxis and Pfizer previously entered into that certain License Agreement, dated as of December 8, 2020, effective as of March 12, 2021 (the “Agreement Effective Date”), which was amended by Amendment No. 1, dated March 22, 2021, Amendment No. 2, dated November 23, 2021, Amendment No. 3, dated March 8, 2022, and Amendment No. 4, dated April 7, 2022 (the “Original Agreement”), whereby Pfizer granted certain licenses to Pyxis under the Licensed ADC Technology and Licensed Platform Technology (each, as hereinafter defined); and

WHEREAS, Pyxis and Pfizer wish to amend and restate the Original Agreement to include certain additional rights under the Licensed Platform Technology on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.
Definitions.
1.1.
“A&R Effective Date” is defined in the Preamble.
1.2.
“ADC” or “Antibody Drug Conjugate” means a pharmaceutical product that contains an antibody chemically conjugated or otherwise attached to a payload with a linker.
1.3.
“ADC-1” means a Product that (i) contains Pfizer’s proprietary compound, [***] or any analogs, derivatives, solvates, salt forms, bases, anhydrides, hydrates, polymorphs, prodrugs, metabolites and ester forms thereof or (ii) is Directed to EDB.
1.4.
“ADC-2” means a Product that (i) contains Pfizer’s proprietary compound, [***] or any analogs, derivatives, solvates, salt forms, bases, anhydrides, hydrates, polymorphs, prodrugs, metabolites and ester forms thereof or (ii) is Directed to CD123.

1.5.
“ADC-3” means the first ADC, other than ADC-1 or ADC-2, Directed to a Licensed Target designated by Pyxis for which Pyxis (or its Affiliate or Sublicensee) begins wet laboratory work.
1.6.
“ADC-4” means the first ADC, other than ADC-1, ADC-2 or ADC-3, Directed to a Licensed Target designated by Pyxis for which Pyxis (or its Affiliate or Sublicensee) begins wet laboratory work.
1.7.
“Additional ADC” means the first Product, other than ADC-1, ADC-2, ADC-3 or ADC-4, Directed to a Licensed Target to receive the applicable Regulatory Approval.
1.1.
“Additional Third Party License” is defined in Section 5.6.2(a).
1.2.
“Affiliate” means, with respect to a Party, any Person that, on the Execution Date or during the Term, controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of such entity.
1.3.
“Agreement” is defined in the introduction to this Agreement.
1.4.
“Agreement ADC” means any ADC Developed, Manufactured or Commercialized by Pyxis, its Affiliates or Sublicensees utilizing the Licensed ADC Technology or Licensed Platform Technology and Directed to a Licensed Target, including any modifications to the amino acid sequence of the antibody included in such ADC made by or on behalf of Pyxis or its Affiliates or Sublicensees.
1.5.
“Agreement Effective Date” is defined in the Recitals.
1.6.
“Amendment Upfront Payment” is defined in Section 5.2.2.
1.7.
“Applicable Law” means any applicable law, statute, rule, regulation, order, judgment or ordinance of any Governmental Authority.
1.8.
“Bankruptcy Code” is defined in Section 1.16.
1.9.
“Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions.
1.10.
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by Applicable Law to remain closed.
1.11.
“Biosimilar Product” means, on a country-by-country basis, a biologic product determined by the FDA or other Regulatory Authority outside of the United States to be biosimilar or interchangeable with a Product under Applicable Law. A Product licensed, marketed, sold, manufactured or produced by Pyxis, its Affiliates, or Sublicensees will not constitute a Biosimilar Product.
1.12.
“BLA” means a Biologics License Application filed with the FDA in the United States with respect to a Product, as defined in Title 21 of the U.S. Code of Federal Regulations, Section 601.2 et. seq.
1.13.
“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.14.
“Calendar Year” means each calendar year.
1.15.
[***].
1.16.
“CDAs” is defined in Section 17.11.1.
1.17.
“Change of Control” means, with respect to a Party, whether effected in a single transaction or a series of related transactions, (a) the acquisition of beneficial ownership, directly or indirectly, by any Person (other than such Party or an Affiliate of such Party) of securities or other voting interest of such Party representing a majority or more of the combined voting power of such Party’s then-outstanding securities or other voting interests; (b) any merger, reorganization, consolidation, share exchange, business combination or similar transaction involving such Party (i) pursuant to which more than fifty percent (50%) or more of the outstanding voting securities of such Party (or, if applicable, the ultimate parent of such Party) would be converted into cash or securities of any other Person or (ii) that results in the holders of beneficial ownership of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, business combination or similar transaction; (c) any sale, lease, exchange, contribution or other transfer of all or any substantially all of the assets of such Party and its subsidiaries taken as a whole, other than the sale or disposition of such assets to an Affiliate of such Party; or (d) the approval of any plan or proposal for the liquidation or dissolution of such Party. Notwithstanding the foregoing, a Change of Control shall exclude a bona fide equity financing primarily for capital raising purposes.

1.18.
“Claims” means collectively, any and all demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees).
1.19.
“CMO” means a contract manufacturing organization.
1.20.
“[***]” has the meaning set forth in Section 1.28.
1.21.
“[***] Sublicense Agreement” means [***].
1.22.
“Combination Product” means a Product with one (1) or more active ingredients (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price in a manner consistent with the terms of this Agreement).
1.23.
“Commercialize” or “Commercialization” means to market, promote, distribute, offer for sale, sell, import, have imported, export, have exported or otherwise commercialize an ADC or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.
1.24.
“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Product, that level of efforts and resources commonly dedicated by a company in the research-based pharmaceutical industry to the development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product, the country of Development or Commercialization and the likely timing of such product’s entry into the market, the regulatory environment and the status of such product, and other relevant scientific, technical and commercial factors.
1.25.
“Compliance Laws” is defined in Section 10.4.
1.26.
“Component Product” means [***].
1.27.
“Component Sublicense” means [***].
1.28.
“Confidential Information” is defined in Section 9.1.
1.29.
“Control” or “Controlled” means, with respect to any Intellectual Property Rights or other rights to provide data or other information, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party or provide such data or other information to such other Party without breaching the terms of any agreement with a Third Party.
1.30.
“CRO” means a contract research organization.
1.31.
“Develop” or “Development” means to conduct any and all research and development activities necessary to obtain Regulatory Approval.

1.32.
“Developed IP” means any Intellectual Property Rights that are both: (a) related to a Product, and (b) conceived or reduced to practice by Pyxis, its Affiliates or Sublicensees alone or together with one or more Third Parties during the Term.
1.8.
“Development Milestone” is defined in Section 5.4.
1.33.
“Development Milestone Payment” is defined in Section 5.4.
1.34.
“Directed to” means, when used to describe the relationship between a molecule and the Licensed Target, that the ADC or Product (i) binds to the Licensed Target (or a portion thereof) and (ii) is designed or being Developed to exert its biological effect in whole or in part through binding to such Licensed Target (or such portion thereof).
1.35.
“Disputes” is defined in Section 16.1.1.
1.36.
“EDB” is defined in Section 1.62.
1.37.
“Election Notice” is defined in Section 7.2.3.
1.38.
“Escrow Agent” means the escrow agent mutually agreed by the Parties from time to time, which, as of the A&R Effective Date is [***].
1.39.
“EU Major Market Country” means any of France, Germany, Italy, Spain, or the United Kingdom.
1.40.
“Excluded Target List” is defined in Section 2.1.3.
1.41.
“Excluded Targets” are Targets (i) that are licensed by Pfizer to a Third Party as of the A&R Effective Date, (ii) that are exclusively licensed by Pfizer to a Third Party following the A&R Effective Date or (iii) for which Pfizer or its Affiliates is developing ADCs directed to such Target as of the A&R Effective Date or at any time following the A&R Effective Date; with respect to (ii) and (iii), subject to compliance with Section 2.1.2(b).
1.42.
“Execution Date” means December 7, 2020.
1.43.
“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.
1.44.
“Fees” means the Upfront Payment, the Amendment Upfront Payment any Milestone Payments, Royalties, and Sublicensing Income payments.
1.45.
“Field” means the treatment, prevention, diagnosis, control and maintenance of all diseases and disorders.
1.46.
“First Commercial Sale” means the first sale of a Product by Pyxis or Pyxis’s Affiliate or Sublicensee to a Third Party in a country in the Territory following receipt of Regulatory Approval for such Product in such country.
1.47.
“Force Majeure Event” is defined in Section 17.4.

1.48.
“FSFD” means the administration of the first dose of a Product to the first subject participating in a clinical trial.
1.49.
[***].
1.50.
“GAAP” means United States generally accepted accounting principles or an alternative international generally accepted standard of accounting principles used by Pyxis, including International Reporting Financial Standards, in each case consistently applied.
1.51.
“Governmental Authority” means any national, federal, state or local organization or authority, or any foreign government or any political subdivision thereof, or any multinational organization or authority, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.
1.52.
“Government Official” means: (A) any elected or appointed government official (e.g., a member of a ministry of health), (B) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (C) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (D) an employee or person acting for or on behalf of a public international organization, or (E) any person otherwise categorized as a government official under local law. “Government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive).
1.53.
“IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of a Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.
1.54.
“Initial Targets” means extra domain B (EDB of fibronectin) (“EDB”) and CD123.
1.55.
“Intellectual Property Rights” means all trade secrets, copyrights, Patent Rights, trademarks, moral rights, Know-How and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.
1.56.
“IPO” means the first underwritten public offering of equity securities of Pyxis (or any successor thereto formed for the purpose of pursuing an initial public offering) pursuant to an effective registration statement filed with the United States Securities and Exchange Commission (or any successor form) including a transaction with a special purpose acquisition company, plan of arrangement, amalgamation, direct listing, reverse take-over or other business combination pursuant to which the securities of Pyxis, or any resulting issuer or parent entity thereof, are listed on a stock exchange; provided that an IPO shall not include any registration of the issuance of securities to existing securityholders or employees of Pyxis on Form S-4 or Form S-8 (or any successor forms).
1.57.
“Issuance Date” is defined in Section 5.1.2(b).

1.58.
“Know-How” means any proprietary invention, discovery, development, data, information, process, method, technique or other know-how, whether or not patentable.
1.59.
“Knowledge” means actual knowledge of the individuals listed on Schedule 1.66 and is not meant to require or imply that any particular inquiry or investigation has been undertaken, including, without limitation, obtaining any type of search (independent of that performed by the actual Governmental Authority during the normal course of patent prosecution, as applicable, in a jurisdiction) or opinion of counsel.
1.60.
“Licensed ADC Know-How” means the Know-How set forth on Schedule 1.67.
1.61.
“Licensed ADC Patent Rights” means the Patent Rights set forth on Schedule 1.68 hereto.
1.62.
“Licensed ADC Technology” means, collectively, the Licensed ADC Patent Rights and Licensed ADC Know-How.
1.63.
“Licensed Platform Know-How” means the documents set forth on Schedule 1.70 hereto.
1.64.
“Licensed Platform Patent Rights” means the Patent Rights set forth on Schedule 1.71 hereto.
1.65.
“Licensed Platform Technology” means the Licensed Platform Know-How and Licensed Platform Patent Rights.
1.66.
“Licensed Target List” is defined in Section 2.1.3.
1.67.
“Licensed Targets” means (i) Initial Targets, (ii) Targets [***].
1.68.
“Linker-Payload” means the [***].
1.69.
“Major Market Country” means any EU Major Market Country, Japan or the United States.
1.70.
“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store an ADC product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing an ADC or product or any component thereof.
1.71.
“Milestone Payments” means, collectively, the Development Milestone Payments and Sales Milestone Payments.
1.72.
“Necessary” is defined in Section 5.6.2(a).
1.73.
“Negotiation Period” is defined in Section 2.6.3.
1.74.
“Negotiation Trigger” is defined in Section 2.6.1(b).

1.75.
“Negotiation Trigger Notice” is defined in Section 2.6.1.
1.76.
“Net Sales” means, [***].
1.77.
“Notice Period” is defined in Section 2.6.2.
1.78.
“Original Agreement” is defined in the Recitals.
1.79.
“Other Component” means any therapeutically active drug or biological ingredient that is not an Agreement ADC (including any product of Pyxis).
1.80.
[***].
1.81.
[***].
1.82.
“Party” and “Parties” is defined in the introduction to this Agreement.
1.83.
“Party B” is defined in Section 1.92.
1.84.
“Party B Sublicense” means that certain agreement entered into following the A&R Effective Date, pursuant to which Pyxis will grant to a Third Party (“Party B”) a sublicense under the licenses and rights granted to Pyxis hereunder.
1.85.
“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, divisions, continuations, substitutions, continuations-in-part and renewals, and all patents granted thereon, (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.
1.86.
“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.
1.87.
“Pfizer” is defined in the introduction to this Agreement.
1.88.
“Pfizer Alliance Manager” is defined in Section 2.1.2(a).
1.89.
“Phase I Clinical Trial” means a clinical trial that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation).

1.90.
“Phase II Clinical Trial” means a clinical trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for its intended use and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 C.F.R. § 312.21(b), as amended (or its successor regulation), to permit the design of further clinical trials.
1.91.
“Phase III Clinical Trial” means a pivotal clinical trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of a BLA.
1.92.
“Platform Components” means [***].

1.93.
“Platform Sublicense” means [***].

1.94.
“Platform Product” means [***].

1.95.
“Product” means any pharmaceutical product in any form or formulation suitable for administration to patients which contains one or more Agreement ADCs as an active ingredient or that otherwise uses or incorporates the Licensed ADC Technology or Licensed Platform Technology.

1.96.
“Pyxis” is defined in the introduction to this Agreement.

1.97.
“Recipients” is defined in Section 9.2.

1.98.
“Regulatory Approval” means, with respect to a Product in any country or jurisdiction, any approval, registration, license or authorization that is required by the applicable Regulatory Authority to market and sell a Product in such country or jurisdiction.

1.99.
“Regulatory Authority” means any Governmental Authority responsible for granting Regulatory Approvals for a Product in the Territory.

1.100.
“Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, including, without limitation, any IND, BLA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.101.
“Relevant Records” is defined in Section 6.1.

1.102.
“Review Period” is defined in Section 14.3.

1.103.
“Royalties” is defined in Section 5.6.1.

1.104.
“Royalty Term” means, with respect to each Product in each country in the Territory, the period commencing on the First Commercial Sale of such Product in such country and expiring upon the later of: (a) [***] following the date of First Commercial Sale of such Product in such country, (b) the expiration of all regulatory or data exclusivity for such Product in such country or (c) the date upon which the Manufacture, use, sale, offer for sale or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed ADC Patent Right.

1.105.
“Sale Transaction” means either: (A) a Change of Control or (B) a sale, transfer or other divestiture of all or substantially all of Pyxis’s assets to which this Agreement relates.

1.106.
“Sales Milestone” is defined in Section 5.5.

1.107.
“Sales Milestone Payment” is defined in Section 5.5.

1.108.
“Series B Preferred Stock” means Pyxis’s Series B Preferred Stock, $0.001 par value per share.

1.109.
“Series B Preferred Stock Purchase Agreement” means that certain Series B Preferred Stock Purchase Agreement, dated as of March 5, 2021, by and among, Pyxis, Pfizer and the other Purchasers (as defined in the Series B Preferred Stock Purchase Agreement) that are a party thereto.

1.110.
“Series B Shares” is defined in Section 5.1.1.

1.111.
“Sublicense” means any right granted, license given or agreement entered into by Pyxis in which Pyxis grants or otherwise transfers any rights under the Licensed ADC Technology (and Licensed Platform Technology when licensed in connection with an Agreement ADC or Product) to a Third Party other than pursuant to a Change of Control.

1.112.
“Sublicensee” means any Third Party to which Pyxis has granted a Sublicense under this Agreement.

1.113.
“Sublicensing Income” means [***].

1.114.
“Target” means a protein and any structural or other variant, subunit, fragment or derivative thereof that is identified by a GenBank or EMBL accession number or similar information, or by its amino acid or nucleic acid sequence.

1.115.
“Target-Specific Transaction” is defined in Section 2.6.

1.116.
“Tax Action” is defined in Section 5.13.2.

1.117.
“Term” is defined in Section 13.1.

1.118.
“Terminated Product” is defined in Section 13.4.

1.119.
“Territory” means worldwide.

1.120.
“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.121.
“Third Party Infringement” is defined in Section 8.1.
1.122.
“Transaction Negotiation Notice” is defined in Section 2.6.2.
1.123.
“Tumor Type” means a particular oncologic malignancy based on the organ or tissue in which the malignancy originates. A breast Tumor Type will be a different Tumor Type from a pancreatic Tumor Type, but a HER2+ breast Tumor Type will be the same Tumor Type as a BRCA1 breast Tumor Type.
1.124.
“Upfront Payment” is defined in Section 5.2.1.
1.125.
“Valid Claim” means with respect to a particular country, a claim of a Patent Right within the Licensed ADC Patent Rights that (a) with respect to an issued and unexpired patent, (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (b) with respect to a pending patent application, (i) has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application and (ii) has not been pending for more than [***] years from the earliest priority date of the first Patent Right in such family.
1.126.
“VAT” is defined in Section 5.13.1.
1.127.
“Vendor” means a Third Party engaged by Pyxis to perform Development or Commercialization activities on Pyxis’s behalf, including a clinical research organization, contract manufacturing organization, a distributor, a subcontractor, a consultant or other service provider.

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

2.
License Grants.
2.1.
Target Designation.
2.1.1.
Initial Licensed Targets. As of the Agreement Effective Date, Pyxis designated EDB and CD123 as the Initial Targets.
2.1.2.
Additional Target Designation.
(a)
Following the A&R Effective Date, Pyxis may designate one or more additional Targets (other than Excluded Targets) as Licensed Targets, by providing written notice of such designation to the Escrow Agent [***], including, to the extent available, a GenBank or EMBL accession number for such Target. So long as such proposed Target is not an Excluded Target, such Target shall be deemed to be a Licensed Target for purposes of this Agreement upon delivery of notice by Pyxis. [***]. For clarity, Excluded Targets as of the date of the notice are not available to be designated as Licensed Targets by Pyxis.
(b)
Following the A&R Effective Date and during the Term, Pfizer may designate [***] Targets (other than Licensed Targets) as Excluded Targets. Such designation, [***], will be done by Pfizer by providing written notice of such designation to the Escrow Agent, including, to the extent available, a GenBank or EMBL accession number for such Target. So long as the proposed Target is not a Licensed Target, such Target shall be deemed to be an Excluded Target for purposes of this Agreement upon delivery of notice by Pfizer. The Escrow Agent will notify Pfizer in writing within [***] of receipt of such notice if such Target is a Licensed Target. For clarity, Licensed Targets as of the date of the notice are not available to be designated as Excluded Targets by Pfizer. [***].
2.1.3.
Target Lists. On or prior to the A&R Effective Date, (i) Pfizer has provided to the Escrow Agent a list of all Excluded Targets (the “Excluded Target List”) as of the A&R Effective Date and (ii) Pyxis has provided to the Escrow Agent a list of all Licensed Targets (the “Licensed Target List”) as of the A&R Effective Date. During the [***], the Escrow Agent shall maintain in confidence the Excluded Target List and Licensed Target List. [***]. Promptly upon a Target becoming an Excluded Target pursuant to Section 2.1.2(b), the Escrow Agent shall update the Excluded Target List to include such Target. Upon the request of either Party, the Escrow Agent shall enter into a confidentiality agreement with such Party on terms reasonably satisfactory to such Party. The Escrow Agent shall not (A) inform Pyxis of Pfizer’s potential Excluded Targets without Pfizer’s prior written consent, other than in response to a request by Pyxis to add a Target to the Licensed Target List or (B) inform Pfizer of Pyxis’s potential Licensed Targets without Pyxis’s prior written consent, other than in response to a request by Pfizer to add a Target to the Excluded Target List. [***].
2.1.4.
[***].
2.2.
License Grants to Pyxis.
2.2.1.
Licensed ADC Patent Rights. Subject to the terms and conditions of this Agreement, as of the Agreement Effective Date on a Licensed Target-by-Licensed Target basis, Pfizer hereby grants to Pyxis an exclusive (even as to Pfizer), sublicensable through multiple tiers (subject to Section 2.3), royalty-bearing right and license under the Licensed ADC Patent Rights to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Agreement ADCs and Products in the Field within the Territory.
2.2.2.
Licensed ADC Know How. Subject to the terms and conditions of this Agreement, as of the Agreement Effective Date on a Licensed Target-by-Licensed Target basis, Pfizer hereby grants to Pyxis a non-exclusive, sublicensable through multiple tiers (subject to Section 2.3), royalty-bearing right and license to use the Licensed ADC Know-How to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have

Commercialized and otherwise exploit Agreement ADCs and Products in the Field within the Territory.
2.2.3.
Licensed Platform Technology. Subject to the terms and conditions of this Agreement, as of the A&R Effective Date on a Licensed Target-by-Licensed Target basis, Pfizer hereby grants to Pyxis an exclusive (even as to Pfizer), sublicensable through multiple tiers (subject to Section 2.3) license under the Licensed Platform Technology solely to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit Agreement ADCs Directed to the Licensed Targets and Products in the Field within the Territory.
2.2.4.
Affiliates. To the extent any of the Licensed ADC Technology or Licensed Platform Technology is Controlled by an Affiliate of Pfizer, then promptly following the Agreement Effective Date, Pfizer shall cause such Affiliate to take all necessary actions to give effect to the licenses granted under this Section 2.2.
2.3.
Pyxis Sublicense Rights. Following the Agreement Effective Date, Pyxis may sublicense the rights granted to it by Pfizer under this Agreement to any of its Affiliates or to any Sublicensee without Pfizer’s approval. Any and all Sublicenses shall be subject to the following requirements:
2.3.1.
All Sublicenses shall be subject to and consistent with the terms and conditions of this Agreement and, except as permitted under Section 17.1, shall preclude the assignment of such Sublicense without the prior written approval of Pfizer. In no event shall any Sublicense relieve Pyxis of any of its obligations under this Agreement.
2.3.2.
Pyxis shall furnish to Pfizer a true and complete copy of each Sublicense agreement and each amendment thereto (other than any Sublicense with an Affiliate or Vendor), within [***] after the agreement or amendment has been executed.
2.4.
Retained Rights. Pyxis acknowledges and agrees that (a) Pfizer retains the right to make, have made, use and import any Agreement ADCs and products incorporating Agreement ADCs for all internal research purposes; provided, that Pfizer shall not have the right to conduct clinical trials to Develop Agreement ADCs or Products in the Field, (b) Pfizer retains the rights that have been provided by Pfizer to the Third Parties with respect to the Excluded Targets as of the A&R Effective Date, (c) Pfizer is free to use the Licensed ADC Patent Rights for any and all purposes other than those exclusively licensed to Pyxis under this Agreement and (d) Pfizer retains the rights that have been or may be provided by Pfizer to (i) a reagent supplier, such as Sigma Aldrich Co., to make or sell Agreement ADCs or Products or (ii) a non-commercial entity to use Agreement ADCs or Products, in each case in the form of non-GMP samples of Agreement ADCs or Products in mg quantities solely as a research reagent.
2.5.
No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Pyxis by implication, estoppel, or otherwise as to any technology or Intellectual Property Rights of Pfizer or its Affiliates other than the rights in Licensed ADC Technology and Licensed Platform Technology expressly granted herein, regardless of whether such technology or

Intellectual Property Rights shall be dominant or subordinate to any Licensed ADC Technology or Licensed Platform Technology.
2.6.
Right of First Negotiation. Pyxis will, and hereby does, grant Pfizer on an Initial Target-by-Initial Target basis, the right to negotiate, on an exclusive basis, an agreement to purchase (other than through a Sale Transaction) the right(s) to any or all Agreement ADCs and Platform Products Directed to such Initial Target, or an agreement to exclusively license right(s) to develop, manufacture and commercialize any or all Platform Products Directed to such Initial Target in one or more Major Market Countries (a “Target-Specific Transaction”), as follows:
2.6.1.
Subject to the limitation set forth in Section 2.6.2, Pyxis shall provide Pfizer with written notice and information in sufficient detail, including any information reasonably requested by Pfizer (subject to confidentiality obligations), to enable Pfizer to make an informed decision (a “Negotiation Trigger Notice”) for each Platform Product Directed to an Initial Target promptly following:
(a)
[***], or
(b)
[***] (each such event described in clause (a) or (b), a “Negotiation Trigger”).
2.6.2.
Pfizer will have [***] (the “Notice Period”) after receipt of a Negotiation Trigger Notice to notify Pyxis in writing that it desires to enter into good faith negotiations with respect to a Target-Specific Transaction (such notice, a “Transaction Negotiation Notice”). The Transaction Negotiation Notice delivered by Pfizer shall include, at a minimum, bona fide material financial terms on which Pfizer proposes to enter into the applicable Target-Specific Transaction. If the Negotiation Trigger Notice was provided to Pfizer in accordance with Section 2.6.1(a) prior to the occurrence of the events in Section 2.6.1(b) and Pfizer does not provide such Transaction Negotiation Notice to Pyxis within such Notice Period, Pyxis shall provide a Negotiation Trigger Notice to Pfizer upon the occurrence of the Negotiation Trigger set forth in Section 2.6.1(b). If the Negotiation Trigger Notice was provided to Pfizer in accordance with Section 2.6.1(b) prior to the occurrence of the events in Section 2.6.1(a), Pyxis shall have no obligation to provide any additional Negotiation Trigger Notice. The provisions of this Section 2.6 will apply with respect to each Platform Product Directed to each Initial Target.
2.6.3.
If Pfizer provides such Transaction Negotiation Notice during such Notice Period, then the Parties will negotiate exclusively in good faith for a period of [***] (the “Negotiation Period”) the terms of a Target-Specific Transaction, which Negotiation Period may be extended by the mutual agreement of the Parties. If Pfizer does not provide a Transaction Negotiation Notice to Pyxis within the applicable Notice Period, or if the Parties do not enter into a Target-Specific Transaction within the Negotiation Period, then Pyxis will be free to enter into a Target-Specific Transaction with a Third Party and Pyxis shall have no further obligation to provide a Negotiation Trigger Notice upon the occurrence of any additional Negotiation Trigger with respect to Platform Products Directed to such Initial Target. For clarity, in no event shall Pyxis be required to provide Pfizer with a Negotiation Trigger Notice with respect to any Platform Product Directed to an Initial Target more than once for the same Negotiation Trigger.

2.6.4.
The rights granted to Pfizer and the obligations of Pyxis under this Section 2.6 shall terminate (a) in their entirety on the earliest of (i) [***], or (ii) [***], or (b) [***].
1.1.1.
Notwithstanding anything to the contrary herein, (a) nothing shall prevent Pyxis or any of its Affiliates from negotiating or executing any confidentiality agreement or participating in general discussions (not focused on a Target-Specific Transaction) with any prospective partner, investor, licensor, licensee or other Third Party, (b) Pyxis shall have no obligation to provide Pfizer with the identity of any Third Party or any terms of any transaction negotiated with a Third Party and (c) this Section 2.6 shall not apply to any Licensed Targets other than the Initial Targets or to Products other than Platform Products.
3.
Transfer Activities.
3.1.
Transfer Activities. Schedule 3 sets forth the documentation and materials that Pfizer will transfer to Pyxis and related activities to be performed by the Parties following the Agreement Effective Date and A&R Effective Date, as applicable. Pfizer shall use Commercially Reasonable Efforts to conduct the transfer activities set forth on Schedule 3 in accordance with the timelines and other requirements set forth therein. [***].
3.2.
Transfer Agreements. Following the Execution Date, the Parties shall negotiate in good faith a bill of sale, which shall be executed on the Agreement Effective Date, pursuant to which Pfizer will transfer all right, title and interest in and to the assets set forth under “Exhibit A” on Schedule 3.
4.
Development; Commercialization; Manufacturing.
4.1.
General. Pyxis shall have sole responsibility for the cost and expense of, and the sole authority over and control of, the Development, Manufacture, Regulatory Approval and Commercialization of Agreement ADCs and Products in the Field within the Territory.
4.2.
Diligence.
4.2.1.
Development. For each Product Directed to each Licensed Target, Pyxis shall itself, or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to:
(a)
Nominate a clinical candidate Directed to each Initial Target and, subject to Pyxis’s designation of one or more additional Licensed Targets, [***] Licensed Target within [***]; and
(b)
Develop and seek Regulatory Approval for [***] Product Directed to [***] Licensed Target in the United States [***].
4.2.2.
Commercialization. For each Product Directed to each Licensed Target, Pyxis shall itself, or through its Affiliates, use Commercially Reasonable Efforts to Commercialize each Product in each Major Market Country in the Territory where Pyxis or its designated Affiliates receives Regulatory Approval for such Product.
4.2.3.
[***].

4.3.
Regulatory Filings. In connection with its efforts to Develop a Product, Pyxis shall bear all responsibility and expense for submitting Regulatory Filings and obtaining Regulatory Approval for such Product. Pyxis will undertake such activities at its sole expense.
4.4.
Progress Reporting. From and after the Agreement Effective Date until the First Commercial Sale of a Product Directed to a Licensed Target, Pyxis shall provide to Pfizer a report within [***] of each calendar year end, including (a) an update on the progress of Pyxis’s Development and Commercialization activities for each Licensed Target, including key achievements in the prior Calendar Year and (b) a summary of the planned Development and Commercialization activities for each Licensed Target for the upcoming Calendar Year, including key achievements that are expected and (c) a non-binding good faith forecast of material Development Milestone Payments with respect to each Licensed Target and Product that are anticipated to be made to Pfizer pursuant to Section 5.4 during the next [***] period, which shall be reported on a Calendar Quarter basis. After the First Commercial Sale of a Product, Pyxis shall include in such annual reports a summary of the Commercialization and sales of all Products, as applicable.
4.5.
U.S. Manufacturing. Pyxis agrees that, to the extent required, it shall comply with the applicable requirements of 35 U.S.C. § 204 in connection with Manufacturing each Product.
4.6.
Supply of Linker-Payload. Pfizer will use commercially reasonable efforts to facilitate Pyxis’ or its Affiliate’s entering into a direct supply agreement with [***] for the supply to Pyxis of the Linker-Payload to Pyxis in order for Pyxis to carry out activities related to the Development and Commercialization of Agreement ADCs and Products.
4.7.
[***].
5.
Payment Terms.
5.1.
Equity Issuances.
5.1.1.
In partial consideration of the licenses and rights granted to Pyxis hereunder, on or about March 5, 2021, Pyxis issued and granted to Pfizer 12,152,145 shares of Pyxis’s Series B Preferred Stock (the “Series B Shares”), pursuant to the Series B Preferred Stock Purchase Agreement. Pfizer, as the owner of the Series B Shares, shall have rights and obligations on parity with, and with the same terms and conditions as, other investors purchasing shares of Series B Preferred Stock under the Series B Preferred Stock Purchase Agreement.
5.1.2.
In partial consideration of the additional licenses and rights granted to Pyxis hereunder as of the A&R Effective Date, Pyxis will issue and grant to Pfizer:
(a)
on the A&R Effective Date, such number of shares of Pyxis’s Common Stock equivalent to five million dollars (US$5,000,000) at a per share price equal to one hundred fifteen percent (115%) of the closing price of Pyxis’s Common Stock on the Business Day prior to the A&R Effective Date; and
(b)
on the date that is one hundred eighty (180) days following the A&R Effective Date (or if such date is not a Business Day, on the first Business Day following such date) (the “Issuance Date”), such number of shares of Pyxis’s Common Stock equivalent to five million dollars (US$5,000,000) at a per share price equal to the closing price of Pyxis’s Common Stock on the Business Day prior to the Issuance Date.
5.2.
Upfront Payments.
5.2.1.
In partial consideration of the licenses and rights granted to Pyxis hereunder as of the Agreement Effective Date, Pyxis paid to Pfizer a one-time, upfront, non-refundable and non-creditable payment of five million dollars (US$5,000,000) (the “Upfront Payment”) on [***].
5.2.2.
In partial consideration of the additional licenses and rights granted to Pyxis hereunder as of the A&R Effective Date, Pyxis shall pay Pfizer a one-time, upfront, non-refundable and non-creditable payment of eight million dollars (US$8,000,000) (the “Amendment Upfront Payment”) [***].
5.3.
Additional Target Payment. In partial consideration of the exclusive license to Licensed Targets for ADC-3 and ADC-4 and rights granted in Section 2, Pyxis shall pay to Pfizer a non-refundable and non-creditable payment of [***].
5.4.
Development Milestone Payments. In consideration of the licenses and rights granted to Pyxis hereunder, on a Licensed Target-by-Licensed Target basis, Pyxis shall pay to Pfizer the one-time payments set forth in Section 1 of Schedule 5(a) or Section 1 of Schedule 5(b), as applicable, within [***] following the first occurrence of each event described in the chart set forth in Section 1 of Schedule 5(a) or Section 1 of Schedule 5(b), as applicable, by a Product Directed to such Licensed Target (each event, a “Development Milestone” and each payment, a “Development Milestone Payment”); [***].
5.5.
Sales Milestone Payments. In consideration of the licenses and rights granted to Pyxis hereunder, on a Licensed Target-by-Licensed Target basis, Pyxis shall pay to Pfizer the following one-time payments when cumulative annual Net Sales of the Products Directed to such Licensed Target in the Territory first reach the respective annual Net Sales amounts indicated in the chart set forth in Section 2 of Schedule 5(a) or Section 2 of Schedule 5(b), as applicable (each event, a “Sales Milestone” and each payment, a “Sales Milestone Payment”). [***]. Pyxis shall make any Sales Milestone Payment payable within [***] after the end of the applicable Calendar Quarter in which cumulative annual Net Sales reach the applicable threshold, and such payment shall be accompanied by a report identifying the amount payable to Pfizer under this Section 5.5.
5.6.
Royalty Payments.
1.1.2.
In consideration of the licenses and rights granted to Pyxis hereunder, Pyxis shall pay to Pfizer royalties in the amount of the royalty rates (set forth in Section 3 of Schedule 5(a) or Section 3 of Schedule 5(b), as applicable) on the aggregate Net Sales resulting from the sale of Products, on a Product-by-Product basis, in the Territory during each Calendar Year (collectively, “Royalties”). [***]. Pyxis shall pay to Pfizer the applicable Royalties within [***] following the expiration of each Calendar Quarter after the date of the First Commercial Sale. Royalties will be payable on a Product-by-Product and country-by-country basis during the Royalty Term for such Product in each country until the expiration of the Royalty Term for such

Product in each country. All Royalty payments shall be accompanied by a report that includes reasonably detailed information regarding a total monthly sales calculation of Net Sales of Product (including all deductions) and all Royalties payable to Pfizer for the applicable Calendar Quarter (including any foreign exchange rates employed).
1.1.3.
Royalty Reductions.
(a)
Third Party Licenses. Pyxis shall have the right, in its sole discretion, to obtain a license under any Intellectual Property Rights of any Third Party that Pyxis deems is Necessary for Pyxis to Develop, Manufacture, or Commercialize a Product (each such Third Party license referred to herein as an “Additional Third Party License”). Any royalty otherwise payable to Pfizer under this Agreement (as may be reduced under Section 5.6.2(b)) with respect to Net Sales of Product by Pyxis will be reduced by [***] of the amounts paid to Third Parties pursuant to such Additional Third Party Licenses. For purposes of this Section 5.6.2(a), “Necessary” means that, without a license to use the Patent Right in question, the Development, Manufacture, Commercialization or use of any Product, in Pyxis’s opinion, infringes such Patent Right.
(b)
Biosimilar Entry. Notwithstanding the foregoing, for any royalty otherwise payable to Pfizer under this Agreement with respect to Net Sales based on sales of a Product in a given country in the Territory, any such payments owed with respect to such Product in such country pursuant to this Section 5.6.2 will be reduced by [***] for the remainder of the applicable Royalty Term for such Product in such country, such reduction to be prorated for the then-current calendar quarter, once one or more Biosimilar Products of such Product become available, are being sold in such country and cumulatively have at least [***] of the total market in such country, based on unit sales, over a [***] period.
(c)
Royalty Floor. Notwithstanding the provision of this Section 5.6.2, the maximum reduction of royalties under Section 5.6.1 with respect to any Product in any country in the Territory, will be [***] of the royalties that would be due pursuant to Section 5.6.1 in such country if no adjustments had been taken under this Section 5.6.2.
5.7.
Sublicensing Income Payments.
1.1.4.
In partial consideration of the licenses and rights granted to Pyxis hereunder, Pyxis shall pay to Pfizer the percentages set forth in Schedule 5.7 of all Sublicensing Income received from any Third Party in accordance with Schedule 5.7. [***].
1.1.5.
[***].
1.1.6.
Pyxis shall make Sublicensing Income payments based on Sublicensing Income received during each Calendar Quarter [***] following the expiration of each such Calendar Quarter. All payments shall be accompanied by a report that includes a calculation of all Sublicensing Income payments payable to Pfizer for the applicable Calendar Quarter and the Product subject to such sublicense.
1.1.7.
[***].

5.8.
[***] Transaction Payments. As of the A&R Effective Date, Pyxis has entered into the [***] Sublicense Agreement, a copy of which is attached hereto as Schedule 5.8. [***].
5.9.
Other Payments. Pyxis shall pay to Pfizer any other amounts due under this Agreement, within [***] following receipt of invoice.
5.10.
Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest compounded daily, to the extent permitted by law, at [***]. Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.
5.11.
Currency. Any payments under this Section 5.11 that are recorded in currencies other than the U.S. Dollar shall be converted into U.S. Dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the Calendar Quarter in which such payments or expenses occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period.
5.12.
Method of Payment. All payments from Pyxis to Pfizer shall be made by wire transfer via immediately available funds in U.S. dollars to credit the bank account set forth below or such other bank account as designated by Pfizer in writing to Pyxis at least [***] before payment is due. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

[***]

5.13.
Taxes.
5.13.1.
General. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable. In the event any payments made by Pyxis to Pfizer pursuant to this Agreement become subject to withholding taxes under the laws or regulation of any jurisdiction, Pyxis shall deduct and withhold the amount of such taxes for the account of Pfizer to the extent required by Applicable Law and such amounts payable to Pfizer shall be reduced by the amount of taxes deducted and withheld, which shall be treated as paid to Pfizer in accordance with this Agreement. To the extent that Pyxis is required to deduct and withhold taxes on any payments under this Agreement, Pyxis shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable Pfizer to claim such payments of taxes. Pfizer shall provide any tax forms to Pyxis that may be reasonably necessary in order for Pyxis not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.
5.13.2.
Tax Actions. Notwithstanding anything in this Agreement to the contrary, if an action, including but not limited to any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with Applicable Laws or filing or record retention requirements (a “Tax Action”) by a Party leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of a Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then (i) the sum payable by the Party that caused the Tax Action (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no Tax Action occurred and (ii) the sum payable by the Party that caused a Tax Action (in respect of which such deduction or withholding is required to be made) shall be made to the other Party after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with Applicable Law. For the avoidance of doubt, a Party shall only be liable for increased payments pursuant to this Section 5.13.2 to the extent such Party engaged in a Tax Action that created or increased a withholding tax or VAT on the other Party.
5.13.3.
Cooperation. The Parties agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other Party in connection with any payment made by Pyxis to Pfizer under this Agreement.
5.14.
[***].
6.
Records; Audit Rights.
6.1.
Relevant Records. Pyxis shall maintain accurate financial books and records pertaining to sale of all Products by Pyxis, its Affiliates or Sublicensees, including any and all calculations of the applicable Fees (collectively, “Relevant Records”). Pyxis shall maintain the Relevant Records for the longer of: (a) the period of time required by Applicable Law, or (b) [***] following expiration or termination of this Agreement.
6.2.
Audit Request. Pfizer shall have the right during the term of this Agreement and for [***] thereafter to engage, at its own expense, an independent auditor reasonably acceptable to Pyxis to examine the Relevant Records from time-to-time, [***], as may be necessary to verify compliance with the terms of this Agreement. Such audit shall be requested in writing at least [***] in advance and shall be conducted during Pyxis’s normal business hours and otherwise in a manner that minimizes any interference to Pyxis’s business operations.
6.3.
Audit Fees and Expenses. Pfizer shall bear any and all fees and expenses it may incur in connection with any such audit of the Relevant Records; provided, however, in the event an audit reveals an underpayment by Pyxis of more than [***] as to the period subject to the audit, Pyxis shall reimburse Pfizer for any reasonable and documented out-of-pocket costs and expenses of the audit within [***] after receiving invoices thereof, and notwithstanding the provisions of Section 6.2, Pfizer shall have the right to examine the Relevant Records of Pyxis up to once every [***] for the [***] period following the audit revealing such underpayment.
6.4.
Payment of Deficiency. If any audit establishes that Pyxis underpaid any amounts due to Pfizer under this Agreement, then Pyxis shall pay Pfizer any such deficiency within [***]

after receipt of written notice thereof. For the avoidance of doubt, such payment will be considered a late payment, subject to Section 5.10.
7.
Intellectual Property Rights.
7.1.
Pre-existing IP. Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned, licensed or sublicensed by such Party prior to or independent of this Agreement.
7.2.
Patent Prosecution.
7.2.1.
Patent Prosecution and Maintenance.
(a)
Subject to Pfizer’s rights set forth in Section 7.2.3 below, and immediately upon Pfizer’s transfer of the documentation related to the Licensed ADC Patent Rights in accordance with Schedule 3, Pyxis will be responsible for filing, prosecuting (including in connection with any reexaminations, oppositions and the like) and maintaining the Licensed ADC Patent Rights in the Territory and in Pfizer’s name at Pyxis’s own cost and expense using lead patent counsel and annuity service provider, each to be identified by Pyxis in writing to Pfizer on or prior to the Agreement Effective Date, to prepare, file, prosecute and maintain the Licensed ADC Patent Rights. Pyxis will select additional qualified patent counsel and foreign agents as necessary, in each case reasonably acceptable to Pfizer, within [***] after the Agreement Effective Date.
(b)
Pfizer will continue to file, prosecute and maintain the Licensed Platform Patent Rights. At Pyxis’s reasonable request, [***], Pfizer will provide a patent family status report of Licensed Platform Patent Rights. [***], Pfizer will use reasonable efforts to keep Pyxis informed of the status of such Licensed Platform Patent Rights by promptly providing Pyxis copies of significant communications relating to such Licensed Platform Patent Rights that are received from any patent office or patent counsel of record and/or instructing patent counsel to do so on Pfizer’s behalf. Upon receipt of such communications, Pyxis shall have [***] to provide Pfizer with any comments with regard to such communications. [***]. If Pfizer decides to abandon any Licensed Platform Patent Rights [***], Pfizer shall inform Pyxis in writing, Pyxis will have [***] to notify Pfizer in writing if Pyxis wishes to take over the filing, prosecution and maintenance of such Licensed Platform Patent Rights, and Pyxis will be responsible for the same at Pyxis’s own cost and expenses immediately upon such written notice.
7.2.2.
Assistance. Pfizer will provide reasonable assistance to Pyxis, at Pyxis’s expense, in connection with the filing, prosecution and maintenance of the Licensed ADC Patent Rights, where such assistance shall include providing access to relevant persons and executing documentation reasonably requested by Pyxis.
7.2.3.
Failure to Prosecute or Maintain. In the event Pyxis elects to forgo filing, prosecution or maintenance of the Licensed ADC Patent Rights, Pyxis shall notify Pfizer of such election at least [***] prior to any filing or payment due date, or any other due date that requires action (“Election Notice”). Upon receipt of an Election Notice, Pfizer shall be entitled, upon written notice to Pyxis, at its sole discretion and expense, to file or to continue the prosecution or maintenance of such Patent Right in Pfizer’s name using counsel of its own choice and at its own expense, in which case, as of the date Pyxis provides Pfizer such Election Notice, the applicable license granted in Section 2.2.1 with respect to such patent rights shall become non-exclusive and non-sublicensable (to the extent Pyxis has not sublicensed such Patent Right prior to providing such Election Notice), and Pyxis will have no further rights in respect of the filing, maintenance or enforcement of such Patent Right.
8.
Infringement; Misappropriation.
8.1.
Notification. Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation or other violation by a Third Party of any Licensed ADC Technology or Licensed Platform Technology in the Field and in the Territory of which it becomes aware (“Third Party Infringement”).
8.2.
Infringement Action.
8.2.1.
Right of First Enforcement.
(a)
Pyxis shall have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed ADC Patent Rights against any Third Party Infringement within the scope of its exclusive license and may name Pfizer as a party for standing purposes. Prior to commencing any such action, Pyxis shall consult with Pfizer and shall give due consideration to Pfizer’s recommendations regarding the proposed action. Pyxis shall give Pfizer timely notice of any proposed settlement of any such action instituted by Pyxis and shall not, without the prior written consent of Pfizer, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the Licensed ADC Patent Rights, (ii) give rise to liability of Pfizer or its Affiliates, (iii) admit non-infringement of any Licensed ADC Patent Rights, or (iv) otherwise impair Pfizer’s rights in any Licensed ADC Technology, Licensed Platform Technology or this Agreement.
(b)
If Pyxis does not, with respect to its first right of enforcement under Section 8.2.1(a), obtain agreement from the alleged infringer to desist or fails or refuses to initiate an infringement action by the earlier of (i) [***] following Pyxis’s receipt of notice of the alleged infringement, or (ii) [***] before the expiration date for filing such actions, then Pfizer shall have the right, at its sole discretion, to control such enforcement of the Licensed ADC Patent Rights at its sole expense.
(c)
[***].
(d)
[***].
8.2.2.
Recoveries. Any recoveries resulting from an action relating to a claim of Third Party Infringement shall first be applied to reimburse each Party’s costs and expenses incurred in connection therewith. If Pyxis is the enforcing Party, any remaining recoveries shall be retained by (or if received by Pfizer, paid to) Pyxis; provided, however, Pfizer shall be entitled to a Royalty on such remaining recoveries of [***]. If Pfizer is the enforcing Party, any remaining recoveries shall be retained by Pfizer.

9.
Confidentiality.
9.1.
Definition. “Confidential Information” of a Party means the existence, terms and provisions of this Agreement and all other proprietary information and data of a financial, commercial or technical nature that the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, which are disclosed in writing or, if disclosed orally or visually, summarized in writing and provided to the receiving Party after disclosure. All Licensed ADC Know-How and Licensed Platform Know-How shall be considered Pfizer’s Confidential Information. Confidential Information shall not include information that: (a) is, at the time of disclosure or becomes, after the time of disclosure, known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information; (b) was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party; (c) is disclosed to the receiving Party on a non‑confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party; or (d) is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.
9.2.
Obligations. The receiving Party will protect all Confidential Information against unauthorized disclosure to Third Parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party may disclose the Confidential Information to its Affiliates, and their respective directors, officers, employees, subcontractors, current and prospective sublicensees, consultants, attorneys, accountants, banks and investors (collectively, “Recipients”) who have a need to know such information for purposes related to this Agreement, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality with terms and conditions at least as restrictive as those set forth in this Agreement. All obligations of confidentiality under this Agreement shall survive expiration or termination of this Agreement for a period of [***].
9.3.
Exceptions.
9.3.1.
Disclosure Required by Law. The restrictions set forth in this Article 9 shall not apply to any Confidential Information that the receiving Party is required to disclose under Applicable Laws or a court order or other governmental order, provided that the receiving Party: (a) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (b) affords the disclosing Party an opportunity to oppose, limit or secure confidential treatment for such required disclosure and (c) if the disclosing Party is unsuccessful in its efforts pursuant to clause (b), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel.
9.3.2.
Disclosure to Assignee of Payments. In the event that Pfizer wishes to assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments, Royalties, Sublicensing Income payments payable hereunder, Pfizer may disclose to a Third Party Confidential Information of Pyxis in connection with any such proposed assignment; provided that Pfizer shall hold such Third Parties to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this Agreement.

9.4.
Right to Injunctive Relief. Pyxis agrees that breaches of this Article 9 may cause irreparable harm to Pfizer and shall entitle Pfizer, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.
9.5.
Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the receiving Party shall, and shall cause its Recipients to, destroy or return (as requested by the disclosing Party) any Confidential Information of the disclosing Party, except that the receiving Party (a) may retain a single copy of Confidential Information for the sole purpose of ascertaining its rights and responsibilities in respect of such information and (b) shall not be required to destroy any computer files stored securely by the receiving Party that are created by automatic system back up.
10.
Representations, Warranties and Covenants.
10.1.
Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Execution Date and as of the A&R Effective Date that:
10.1.1.
it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;
10.1.2.
it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
10.1.3.
this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;
10.1.4.
all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and
10.1.5.
the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.
10.2.
Representations, Warranties and Covenants by Pfizer.
10.2.1.
Pfizer represents and warrants to Pyxis as of the Execution Date, the Agreement Effective Date and the A&R Effective Date that:
(a)
to its Knowledge, Pfizer has the right to grant right, title and interest in the licenses and other rights granted to Pyxis under this Agreement; and

(b)
to Pfizer’s Knowledge, there is no ongoing or threatened claim, or litigation involving the Licensed ADC Technology or Licensed Platform Technology.
1.1.8.
Covenants of Pfizer. Pfizer hereby covenants to Pyxis that it (and its Affiliates) shall not during the Term grant any right or license to any Third Party, other than in accordance with any agreement existing as of the A&R Effective Date, which would be in conflict with the rights granted to Pyxis under this Agreement.
10.3.
Representations, Warranties and Covenants by Pyxis.
10.3.1.
Pyxis represents and warrants to Pfizer as of the Agreement Effective Date and the A&R Effective Date that it has the financial and commercial capabilities to Develop and Commercialize the Agreement ADCs and Products in accordance with Section 4.2 and perform its other obligations in accordance with this Agreement and in compliance with all Applicable Laws, and Pyxis covenants that it shall continue to maintain such capabilities during the Term of the Agreement.
10.3.2.
Pyxis covenants to Pfizer that it shall comply with all Applicable Law with respect to the performance of its obligations hereunder.
10.3.3.
Pyxis covenants to Pfizer that it will not use the Initial Supply of Linker Payload in humans.
10.4.
Representations, Warranties and Covenants related to Compliance Laws. Without limiting the generality of Section 10.3.2, Pyxis shall comply with the U.S. Foreign Corrupt Practices Act and any other applicable anti-bribery or anti-corruption laws (“Compliance Laws”). Pyxis represents and warrants that neither Pyxis, nor its respective Affiliates, nor to Pyxis’s knowledge, any director, officer, employee, consultant, agent or representative or other person acting on its behalf has taken or will take any action, directly or indirectly, to pay, offer, promise or authorize the payment, or giving of anything of value to any Government Official, or to any person, and has not accepted and will not accept a payment for any item of value: (a) for the purpose of (i) influencing any act or decision of such Government Official(s) in their official capacity, including the failure to perform an official function, in order to assist Pyxis or its Affiliates or any beneficiary of Pyxis in obtaining or retaining business, or directing business to any third party, (ii) securing an improper advantage, (iii) inducing such Government Official(s) to use their influence to affect or influence any act or decision of a government entity in order to assist Pyxis, its Affiliates or any beneficiary of Pyxis in obtaining or retaining business, or directing business to any third party, or (iv) providing an unlawful personal gain or benefit, of financial or other value, to such Government Official(s); or (b) otherwise for the benefit of Pyxis, or any of its Affiliates in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative law.
10.5.
No Action Required Which Would Violate Law. In no event shall either Party be obligated under this Agreement to take any action or omit to take any action that the other Party believes, in good faith, would cause the other Party to violate any Applicable Law, including without limitation the Compliance Laws.

10.6.
No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY INFORMATION, KNOW-HOW OR MATERIALS PROVIDED BY PFIZER OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.
11.
Indemnification.
11.1.
Indemnification by Pyxis. Pyxis agrees to indemnify, hold harmless and defend Pfizer and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns, from and against any Claims arising or resulting from: (a) the Development of a Product by Pyxis, its Affiliates, subcontractors or sublicensees, (b) the Commercialization of a Product by Pyxis, its Affiliates, subcontractors or sublicensees, (c) the negligence, recklessness or wrongful intentional acts or omissions of Pyxis, its Affiliates, subcontractors or sublicensees, (d) breach by Pyxis of any representation, warranty or covenant as set forth in this Agreement or (e) breach by Pyxis of the scope of the licenses set forth in Section 2.2; in each case ((a)-(e)), except to the extent that such Claim arises out of or results from (1) a breach of this Agreement by Pfizer, or (2) the gross negligence, recklessness or willful misconduct by Pfizer.
11.2.
Indemnification Procedure. In connection with any Claim for which Pfizer seeks indemnification from Pyxis pursuant to this Agreement, Pfizer shall: (a) give Pyxis prompt written notice of the Claim; provided, however, that failure to provide such notice shall not relieve Pyxis from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with Pyxis, at Pyxis’s expense, in connection with the defense and settlement of the Claim; and (c) permit Pyxis to control the defense and settlement of the Claim; provided, however, that Pyxis may not settle the Claim without Pfizer’s prior written consent, which shall not be unreasonably withheld or delayed, in the event that such settlement materially adversely impacts Pfizer’s rights or obligations. Further, Pfizer shall have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.
12.
Limitation of Liability.
12.1.
EXCEPT FOR (A) A BREACH OF ARTICLE 9 OR OBLIGATIONS ARISING UNDER ARTICLE 11 OR (B) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

12.2.
Liability Cap. EXCEPT FOR (A) A BREACH OF SECTION 2.2, SECTION 2.4 OR ARTICLE 9 OR OBLIGATIONS ARISING UNDER ARTICLE 11 OR (B) PFIZER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL PFIZER’S LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEED THE CAP, REGARDLESS OF WHETHER PFIZER HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE). “Cap” means [***].
13.
Term; Termination.
13.1.
Term. The term of this Agreement (“Term”) shall commence as of the Execution Date and shall expire upon the last-to-expire Royalty Term.
13.2.
Termination for Cause. Each Party shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party materially breaches any of its obligations hereunder and fails to cure such breach within [***] of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such [***] period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed [***]. Any termination by a Party under this Section 13.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party. For the avoidance of doubt, Pyxis’s failure to use Commercially Reasonable Efforts to Develop and Commercialize a Product or failure to make a Milestone Payment, Royalty payment, Sublicensing Income payment shall constitute a material breach by Pyxis under this Agreement. Without limiting the foregoing, Pfizer may, at any time, terminate this Agreement immediately upon written notice in the event that Pfizer concludes, in its sole opinion, that Pyxis has breached any of the representations or warranties in Section 10.4 of this Agreement or otherwise failed to meet its obligations under Section 10.4 of this Agreement.
13.3.
Termination for a Bankruptcy Event. Each Party shall have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party.
13.4.
Termination for Convenience. Prior to receipt of the first Regulatory Approval of a Product, Pyxis shall have the right to terminate this Agreement in its entirety or with respect to a given Licensed Target or Product for convenience upon [***] prior written notice to Pfizer; provided that upon receipt of the first Regulatory Approval of the first Product and continuing through the end of the Term, Pyxis shall have the right to terminate this Agreement in its entirety or with respect to a given Licensed Target or Product (the “Terminated Product”) for convenience upon [***] prior written notice to Pfizer.
13.5.
Effects of Termination.
13.5.1.
Termination by Pyxis for Cause or Bankruptcy Event. In the event that Pyxis terminates this Agreement pursuant to Section 13.2 or Section 13.3, the following shall apply:

(a)
Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease, including, subject to Section 13.5.1(b), the licenses granted to Pyxis pursuant to Section 2.2.
(b)
Pyxis Inventory. Pyxis shall have the right to sell its remaining inventory of Product so long as Pyxis has fully paid, and continues to pay when due, all Royalties, Milestone Payments and Sublicensing Income payments owed to Pfizer, and Pyxis is otherwise not in material breach of this Agreement.
13.5.2.
Termination by Pfizer for Cause, Bankruptcy Event; Termination by Pyxis for Convenience. In the event that Pfizer terminates this Agreement pursuant to Section 13.2, Section 13.3, or Pyxis terminates this Agreement pursuant to Section 13.4, in whole or in part, the following shall apply (except that if such termination is as to less than this Agreement in its entirety, the following shall apply only to the Terminated Product):
(a)
Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder shall cease; provided that if such termination is as to less than this Agreement in its entirety, only those rights and obligations related to such Terminated Product shall terminate and all other rights and obligations shall continue in accordance with their terms.
(b)
Licenses. Pfizer shall have a perpetual, irrevocable, worldwide, fully-paid up, royalty-bearing exclusive right and license, with the right to grant sublicenses, under the Developed IP, as it exists as of the effective date of termination, to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit the applicable Agreement ADCs and Products, provided that Pfizer shall be obligated to pay Pyxis royalties at [***] of the royalty rates set forth in Section 5.6 on Net Sales of such Products that are sold on or after the effective date of termination by Pfizer, its Affiliates or its sublicensees that are covered by the Developed IP. In no event will Pfizer be granted a license to an antibody or linker-payload Controlled by Pyxis or a Sublicensee, except for ADC-1, ADC-2 and the Linker-Payload.
(c)
Transition. During the notice period provided in Section 13.2 or Section 13.4, as applicable to such termination, or as soon as practicable upon notice of termination pursuant to Section 13.3, at Pfizer’s sole option, Pfizer shall prepare and the Parties shall negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 13.5.2(c).
(i)
Continued Development. At Pfizer’s request and expense, Pyxis shall continue on-going Development of the applicable Agreement ADCs and Products for a mutually agreed-upon period following termination of this Agreement, which period shall not be less than [***] unless otherwise agreed to by the Parties. For avoidance of doubt, if Pfizer chooses not to continue a clinical trial initiated by Pyxis that is the subject of termination, Pyxis shall be solely responsible for the cost of winding down such clinical trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority. In the event that Pyxis terminates this Agreement in its entirety or with respect to a given Licensed Target or Product pursuant to Section 13.4, this section shall not apply to any Agreement ADC or Product that includes an antibody or linker-payload Controlled by Pyxis or a Sublicensee, except for ADC-1 and ADC-2.
(ii)
Technology Transfer. At Pfizer’s request, Pyxis shall make available to Pfizer all currently available records and data which exist and are Controlled by Pyxis as of the effective date of termination and are necessary or useful for Pfizer to continue using, Developing, Commercializing, Manufacturing and otherwise exploiting the applicable Agreement ADCs and Products; provided, that in the event that Pyxis terminates this Agreement in its entirety or with respect to a given Licensed Target or Product pursuant to Section 13.4, Pyxis shall not have any obligation to make available to Pfizer any records and data that relate solely to an antibody or linker-payload Controlled by Pyxis or a Sublicensee, except for ADC-1, ADC-2 and the Linker-Payload.
(iii)
Regulatory Matters. At Pfizer’s request, Pyxis shall transfer and assign to Pfizer (or its designee) all Regulatory Approvals, pricing approvals and Regulatory Filings held by Pyxis with respect to each applicable Agreement ADC and Product; provided, that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Pyxis shall permit Pfizer to cross-reference and rely upon such Regulatory Approvals, pricing approvals and Regulatory Filings; provided further, that in the event that Pyxis terminates this Agreement in its entirety or with respect to a given Licensed Target or Product pursuant to Section 13.4, the foregoing shall not apply to any Agreement ADC or Product that includes an antibody or linker-payload Controlled by Pyxis or a Sublicensee, except for ADC-1 and ADC-2. Pyxis shall make available to Pfizer copies of all regulatory documentation and records related to the Product, including information contained in the regulatory and safety databases; provided, that in the event that Pyxis terminates this Agreement in its entirety or with respect to a given Licensed Target or Product pursuant to Section 13.4 the foregoing shall not apply to any regulatory documentation, records or other information that relates solely to an antibody or linker-payload Controlled by Pyxis or a Sublicensee, except for ADC-1, ADC-2 and the Linker-Payload. The Parties shall cooperate to ensure the prompt transition of regulatory responsibilities for each applicable Agreement ADC and Product (other than, in the event that Pyxis terminates this Agreement in its entirety or with respect to a given Licensed Target or Product pursuant to Section 13.4, any Agreement ADC or Product that includes an antibody or linker-payload Controlled by Pyxis or a Sublicensee, except for ADC-1 and ADC-2) from Pyxis to Pfizer.
(iv)
Trademarks. Pfizer shall have a fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the trademarks associated with each Product for the purpose of using, Developing, Commercializing, Manufacturing and otherwise exploiting each applicable Agreement ADC and Product. Pfizer shall have a transitional license to use Pyxis’s trademarks and promotional materials solely for the purpose of using, Developing, Commercializing, Manufacturing and otherwise exploiting each applicable Agreement ADC and Product. In the event that Pyxis terminates this Agreement in its entirety or with respect to a given Licensed Target or Product pursuant to Section 13.4, this section shall not apply to any Agreement ADC or Product that includes an antibody or linker-payload Controlled by Pyxis or a Sublicensee, except for ADC-1 and ADC-2.
(v)
Inventory and Supply. At Pfizer’s request, Pyxis shall transfer to Pfizer (or its designee) all applicable Agreement ADCs and Products (other than, in the event that

Pyxis terminates this Agreement in its entirety or with respect to a given Licensed Target or Product pursuant to Section 13.4, any Agreement ADC or Product that includes an antibody or linker-payload Controlled by Pyxis or a Sublicensee, except for ADC-1 and ADC-2), components (including the Linker-Payload) and in-process inventory relating to the foregoing produced or held by Pyxis with respect to the Manufacture of applicable Agreement ADCs and Products. At Pfizer’s request, if Pyxis has sublicensed to a CMO to Manufacture the applicable Agreement ADCs and Products (other than in the event that Pyxis terminates this Agreement in its entirety or with respect to a given Licensed Target or Product pursuant to Section 13.4, any Agreement ADC or Product that includes an antibody or linker-payload Controlled by Pyxis or a Sublicensee, except for ADC-1 and ADC-2), Pyxis shall promptly assign such sublicense to Pfizer, or if not, Pyxis shall continue to Manufacture or have Manufactured such applicable Agreement ADCs and Products for a period of not less than [***], including, at Pfizer’s request, a reasonable stock build. Pfizer shall pay to Pyxis [***].
(vi)
Third Party Agreements. At Pfizer’s request, to the extent Pyxis is able to do so, Pyxis shall assign to Pfizer (or its designee) any agreements with Third Parties with respect to the Development, Commercialization and Manufacture of the applicable Products. With respect to Third Party agreements that Pyxis is not able to assign to Pfizer, Pyxis shall cooperate to give Pfizer the benefit of such contracts for a reasonable transitional period. In the event that Pyxis terminates this Agreement in its entirety or with respect to a given Licensed Target or Product pursuant to Section 13.4, this section shall not apply to any Agreement ADC or Product that includes an antibody or linker-payload Controlled by Pyxis or a Sublicensee, except for ADC-1, ADC-2 and the Linker-Payload.
(d)
Pyxis Inventory. In the event that Pyxis terminates this Agreement or a particular Terminated Product pursuant to Section 13.4 and Pfizer elects not to initiate transition activities pursuant to Section 13.5.2(c), Pyxis shall have the right to sell its remaining inventory of the applicable Products so long as Pyxis has fully paid, and continues to pay when due, all Royalties, Milestone Payments, Sublicensing Income payments owed to Pfizer, and Pyxis is otherwise not in material breach of this Agreement.
13.6.
Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of Sections 6, 7.1, 9, 11, 12, 13.5, 15, 16, 17.3 and 17.8 shall survive expiration or termination of this Agreement.
14.
Publicity; Publications.
14.1.
Use of Names. Subject to Pfizer’s rights pursuant to Section 13.5.2(c)(iv), neither Party (nor any of its Affiliates or agents) shall use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols or designs of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.
14.2.
Press Releases. The Parties acknowledge that one or both Parties, either singly or jointly, may desire to publish one or more press releases relating to this Agreement, the rights and licenses granted hereunder, and developments made thereto. However, each Party agrees not to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this Agreement, the terms hereof or any information relating to this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Law or the rules of any recognized stock exchange so long as the disclosing Party provides the other Party at least [***] prior written notice to the extent practicable and only discloses information to the extent required by Applicable Law or the rules of any recognized stock exchange.
14.3.
Publications. During the Term, Pyxis shall submit to Pfizer for review and approval any proposed academic, scientific or medical publication or public presentation that contains Pfizer’s Confidential Information. Such review and approval will be conducted for the purposes of preserving the value of the Licensed ADC Technology and Licensed Platform Technology and determining whether any portion of the proposed publication or presentation containing Pfizer’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder shall be submitted to Pfizer no later than [***] before submission for publication or presentation (the “Review Period”). Pfizer shall provide its comments with respect to such publications and presentations within [***] of its receipt of such written copy. The Review Period may be extended for an additional [***] in the event Pfizer can, within [***] of receipt of the written copy, demonstrate reasonable need for such extension including for the preparation and filing of patent applications. Pyxis will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 14.3, including International Committee of Medical Journal Editors standards regarding authorship and contributions.
15.
Pyxis Insurance.
15.1.
Insurance Requirements. Pyxis will maintain during the Term and until the later of: (a) [***] after termination or expiration of this Agreement, or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the Product have expired, commercial general liability insurance from a minimum “A-” AM Bests rated insurance company, including contractual liability and product liability or clinical trials, if applicable, with coverage limits of not less than [***] per occurrence and [***] in the aggregate. Pyxis has the right to provide the total limits required by any combination of primary and umbrella/excess coverage. The minimum level of insurance set forth herein shall not be construed to create a limit on Pyxis’s liability hereunder. Such policies shall name Pfizer and its Affiliates as additional insured (usually for US, Canada and Puerto Rico exposures) or indemnify Pfizer and its Affiliates, as principal (usually for rest of world exposures) and provide a waiver of subrogation in favor of Pfizer and its Affiliates. Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to Pfizer or its Affiliates. Any deductibles for such insurance shall be assumed by Pyxis.
15.2.
Policy Notification. Pyxis shall provide Pfizer with certified copies of such policies or original certificates of insurance evidencing such insurance: (a) prior to execution by both Parties of this Agreement, and (b) prior to expiration of any one coverage. Pyxis shall provide that Pfizer shall be given at least [***] written notice prior to cancellation, termination or any material change to restrict the coverage or reduce the limits afforded.
16.
Dispute Resolution.
16.1.
Arbitration.
16.1.1.
General. Any disputes, controversies or other claims arising out of this Agreement, its interpretation, validity, performance, enforceability, breach or termination (“Disputes”) that are not settled amicably shall be referred by sending written notice of the Dispute to the other Party for final and binding arbitration with the office of the American Arbitration Association in New York County, New York in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association.
16.1.2.
Number of Arbitrators. The arbitration shall be settled by one (1) arbitrator who is neutral to the Parties, and the Parties shall endeavor to jointly appoint the arbitrator. If the Parties fail to jointly appoint the arbitrator within [***] of the arbitration being initiated, the appointment shall be made by the American Arbitration Association.
16.1.3.
Powers of the Arbitrator.
(a)
The arbitrator is authorized to award to the prevailing Party, if a prevailing party is determined by the arbitrator, such Party’s costs and expenses, including attorneys’ fees.
(b)
The arbitrator may not award punitive, exemplary, or consequential damages, nor may the arbitrator apply any multiplier to any award of actual damages, except as may be required by statute.
(c)
The arbitrator shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any Party to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrator may deem appropriate, and the arbitrator may render an award on such issue.
(d)
In addition to the authority conferred on the arbitrator by the rules designated in this Agreement, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrator shall have the power to grant any provisional measures that the arbitrator deems appropriate, including but not limited to provisional injunctive relief, and any provisional measures ordered by the arbitrator may, to the extent permitted by Applicable Law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.
16.1.4.
Confidentiality. No information concerning an arbitration, beyond the names of the parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by Applicable Law. Any documentary or other evidence given by a Party or witness in the arbitration shall be treated as confidential by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by Applicable Law.
16.2.
No Trial By Jury. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.
17.
General Provisions.
17.1.
Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that: (a) Pfizer may assign to a Third Party its rights to receive some or all of the payments payable hereunder; (b) each Party may assign its rights and obligations under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; (c) either Party may assign this Agreement in whole in the event of a Change of Control of such Party or a sale, transfer or disposition of all or substantially all of the assets or business of such Party to which this Agreement relates; and (d) any Sublicensee may assign a Sublicense agreement in whole in the event of a Change of Control of such Sublicensee or a sale, transfer or disposition of all or substantially all of the assets or business of such Sublicensee to which the Sublicense agreement relates. The assigning Party shall provide the other Party with prompt written notice of any such assignment. Any permitted assignee pursuant to clauses (b) and (c) above shall assume all obligations of its assignor under this Agreement, and no permitted assignment shall relieve the assignor of liability for its obligations hereunder. Any attempted assignment in contravention of the foregoing shall be void.
17.2.
Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.
17.3.
Governing Law. This Agreement shall be governed by and construed under the laws in effect in the State of New York, U.S. without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result. Article 16 does not intend to deprive any New York court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award. In any such action, the courts of New York shall have exclusive jurisdiction over any action brought to enforce this Agreement, and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum, (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party, and (e) consents to service of process in the manner provided by Section 17.8 or by first class certified mail, return receipt requested, postage prepaid.
17.4.
Force Majeure. Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a Party, any delay or nonperformance by such Party

(other than payment obligations under this Agreement) will not be considered a breach of this Agreement to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, pandemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such Party (each, a “Force Majeure Event”), provided that the Party affected by such Force Majeure Event will promptly begin or resume performance as soon as reasonably practicable after the event has abated. If the Force Majeure Event prevents a Party from performing any of its obligations under this Agreement for [***] or more, then the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.
17.5.
Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
17.6.
Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Pfizer and Pyxis, or to constitute one Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other Party.
17.7.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
17.8.
Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by fax (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by written notice):

If to Pfizer:

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Attention: [***]

Email copy to: [***]

and

Pfizer, Inc.

Notices: Pfizer Legal Division

235 East 42nd Street

New York, NY 10017

Attn.: [***]

Email copy to: [***]

If to Pyxis:

Pyxis Oncology, Inc.
35 Cambridgepark Dr.

Cambridge, MA 02140

Attention: Chief Executive Officer

With a copy, which shall not constitute notice, to:

Sidley Austin LLP

2850 Quarry Lake Drive

Baltimore, MD 21209

Attention: Asher M. Rubin

Email: arubin@sidley.com

17.9.
Further Assurances. Pyxis and Pfizer hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.
17.10.
No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
17.11.
Entire Agreement; Confidentiality Agreements.
17.11.1.
This Agreement, together with its Schedules, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter, including, without limitation, (a) that certain Confidential Disclosure Agreement, by and between the Parties, [***] (the “CDAs”). The Parties acknowledge and agree that, as of the Execution Date, all Confidential Information (as defined in the CDAs) disclosed by Pfizer or its Affiliates pursuant to the CDAs shall be considered Pfizer’s Confidential Information and subject to the terms set forth in this Agreement.
17.11.2.
In the event of any conflict between a material provision of this Agreement and any Schedule hereto, the Agreement shall control.
17.12.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.13.
Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
17.14.
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the A&R Effective Date.

Pyxis ONCOLOGY, INC.	PFIZER INC.
By: /s/ Lara Sullivan Name: Lara S. Sullivan, M.D. Title: Chief Executive Officer	By: /s/ Uwe Schoenbeck Name: Uwe Schoenbeck Title: CSO, SVP Ext Science & Innovation

Schedule 1.66: Knowledge

[***]

Schedule 1.67: Licensed ADC Know-How

[***]

Schedule 1.68: LICENSED ADC Patent Rights

[***]

Schedule 1.70: Licensed Platform Know-How

[***]

Schedule 1.71: LICENSED platform Patent Rights

[***]

Schedule 3: Transfer Activities

[***]

SCHEDULE 5(A): INITIAL ADC FINANCIAL CONSIDERATION

[***]

SCHEDULE 5(B): additional ADC FINANCIAL CONSIDERATION

[***]

sCHEDULE 5.7: SUBLICENSING INCOME CONSIDERATION

[***]

sCHEDULE 5.8: [***] SUBLICENSE AGREEMENT

[***]